Exhibit 10.21C

Execution Version

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of the 18th day of February, 2009, by and among MHI HOSPITALITY CORPORATION, MHI HOSPITALITY, L.P., MHI HOSPITALITY TRS HOLDING, INC., MHI HOSPITALITY TRS, LLC, MHI GP LLC, PHILADELPHIA HOTEL ASSOCIATES LP, BROWNESTONE PARTNERS, LLC, LOUISVILLE HOTEL ASSOCIATES, LLC, TAMPA HOTEL ASSOCIATES LLC and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, as Issuing Bank and as a Lender, KEYBANK NATIONAL ASSOCIATION and MANUFACTURERS AND TRADERS TRUST COMPANY (collectively referred to herein as the “Lenders”).

R E C I T A L S:

The Borrowers, the Guarantors, the Administrative Agent and the Lenders have entered into a certain Credit Agreement dated as of May 8, 2006, as amended by a certain First Amendment to Credit Agreement dated August 1, 2007, a certain Second Amendment to Credit Agreement dated April 15, 2008, and a certain Amendment to Second Amendment to Credit Agreement dated August 15, 2008 (referred to herein, as so amended, as the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

Among other things, the Borrowers and Guarantors have requested the Administrative Agent and the Lenders to amend the Credit Agreement to (i) change the definition of “Asset Value”, “Base Rate”, “Eligible Property Value”, “NOI”, “Stabilization Period” and “Total Value”, (ii) add the definition of “Debt Yield”, “Liquidity”, “Renovation Stabilized Eligible Property”, “Renovation Stabilized Hotel Property”, “Renovation Stabilization Period” and “Savannah Property”, and (iii) amend Sections 2.06(a), 5.01, 5.06(a), 5.07 and 5.28 of the Credit Agreement as set forth herein.

The Lenders, the Administrative Agent, the Guarantors and the Borrowers desire to amend the Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Guarantors, the Administrative Agent and the Lenders, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Calculation of Total Liabilities. The Borrowers and the Guarantors expressly agree that, for the purposes of the calculation of “Total Liabilities,” the term “trade accounts payable less than 90 days past due” within subsection (2) of the definition of Total Liabilities shall in no event include all cash dividends payable by the Company or the Operating Partnership, including without limitation any cash distributions payable to the shareholders or other equity owners of the Company or the Operating Partnership (as a result, all such cash dividends payable shall be included within the term Total Liabilities).

SECTION 3. Amendments. The Credit Agreement is hereby amended as set forth in this Section 3.

SECTION 3.01. Amendment to Section 1.01. The definition of “Asset Value” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“Asset Value” shall be determined as of the end of each Fiscal Quarter and shall mean with respect to: (I) any Eligible Property other than the Savannah Property: (A) a Stabilized Eligible Property or Stabilized Hotel Property, (1) the NOI of such Property for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters divided by (2) 8.5%; (B) a Newly Acquired Hotel Property, the Net Book Value of such Newly Acquired Hotel Property, plus accumulated depreciation; and (C) a Renovation Stabilized Eligible Property, the lesser of (1) the NOI of such property for the four Fiscal Quarters ending immediately prior to the commencement date of renovations with respect to such property divided by 8.5% or (2) the Appraised Value of such Renovation Stabilized Eligible Property (determined prior to the commencement of the renovation of such Eligible Property); and (II) the Savannah Property during the Renovation Stabilization Period, $33,500,000.

SECTION 3.02. Amendment to Section 1.01. The definition of “Base Rate” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the greater of (i) the Prime Rate, (ii) the Federal Funds Rate, plus  1/2 of 1%; and (iii) the LIBOR Rate, plus 1%. For the purposes of determining the Base Rate, “LIBOR Rate” means the rate per annum equal to the London interbank offered rate for deposits in U.S. dollars for a one-month period, which appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time. For the purposes of determining the Base Rate for any day, changes in the Prime Rate, the Federal Funds Rate and the LIBOR Rate shall be effective on the date of each such change.

SECTION 3.03. Amendment to Section 1.01. The definition of “Borrowing Base Certification Report” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“Borrowing Base Certification Report” means a report in the form attached hereto as Exhibit N, and otherwise satisfactory to the Administrative Agent, certified by the chief financial officer or other authorized officer of the Borrowers setting forth the calculations required to establish the Eligible Property Value for each Borrowing Base Asset and the Eligible Property Value for all Borrowing Base Assets as of a specified date, all in form and detail satisfactory to the Administrative Agent. The Borrowing Base Certification Report shall include calculations of (i) NOI for each Eligible Property, (ii) any changes to the Net Book Value of each Newly Acquired Hotel Property or Renovation Stabilized Eligible Property from the preceding month and (iii) the amount of Total Unused Revolver Commitments.

SECTION 3.04. Amendment to Section 1.01. The definition of “Debt Yield” shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Debt Yield” means at any time the ratio of (i) Consolidated EBITDA to (ii) Total Liabilities.

SECTION 3.05. Amendment to Section 1.01. The definition of “Eligible Property Value” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“Eligible Property Value” means, with respect to any Eligible Property included in the Borrowing Base for any date of determination an amount equal to: (A) prior to April 1, 2010, .70, and on and after April 1, 2010, .65, multiplied by (B): (1) in the case of a Stabilized Eligible Property or a Renovation Stabilized Eligible Property, the Asset Value of such Stabilized Eligible Property or Renovation Stabilized Eligible Property; and (2) in the case of a Newly Acquired Eligible Property, an amount equal to the lesser of (a) the Borrowing Base Acquisition Cost of such Eligible Property; or (b) 80% of the Appraised Value of such Eligible Property (determined at the time such Eligible Property is acquired by the Eligible Property Owner or such subsequent time as the Administrative Agent or the Required Lenders may reasonably request). Notwithstanding anything to the contrary in the Credit Agreement, the Eligible Property Value for any Eligible Property shall in no event be greater than the amount secured by the Mortgage applicable to such Eligible Property.

SECTION 3.06. Amendment to Section 1.01. The definition of “Liquidity” shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Liquidity” means at any time the sum of: (a) the amount of Unrestricted Cash of the Borrowers, plus (b) the amount by which the Borrowing Base exceeds the Total Unused Revolver Commitments up to a maximum of Five Million Dollars ($5,000,000).

SECTION 3.07. Amendment to Section 1.01. The definition of “NOI” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“NOI” shall be determined as of the end of each Fiscal Quarter and shall mean, as to any Stabilized Eligible Property, Non-Core Investment, Stabilized Hotel Property or Renovation Stabilized Eligible Property, as the case may be, the consolidated net operating income with respect to such Stabilized Eligible Property, Non-Core Investment or Stabilized Hotel Property, as the case may be, for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, and, with respect to a Renovation Stabilized Eligible Property, for the four Fiscal Quarters ending immediately prior to the commencement of renovations with respect to such Renovation Stabilized Eligible Property, in each case as determined in accordance with GAAP, except that (i) for purposes of determining expenses for management fees, there shall be included the greater of: (A) the actual management expenses incurred or (B) a minimum management fee equal to three percent (3%) of gross room rental revenues, and (ii) for purposes of determining capital improvements expense, there shall be included four percent (4%) of gross room rental revenue.

SECTION 3.08. Amendment to Section 1.01. The definition of “Renovation Stabilized Eligible Property” shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Renovation Stabilized Eligible Property” means an Eligible Property during the Renovation Stabilization Period for such Eligible Property. Only one (1) Renovation Stabilized Eligible Property may exist at any time. The initial Renovation Stabilized Eligible Property is the Savannah Property.

SECTION 3.09. Amendment to Section 1.01. The definition of “Renovation Stabilized Hotel Property” shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Renovation Stabilized Hotel Property” means a Hotel Property during the Renovation Stabilization Period for such Hotel Property. Only one (1) Renovation Stabilized Hotel Property may exist at any time. The initial Renovation Stabilized Hotel Property is the Savannah Property.

SECTION 3.10. Amendment to Section 1.01. The definition of “Renovation Stabilization Period” shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Renovation Stabilization Period” means for the Savannah Property or the Hotel Property owned by Brownestone Partners LLC located in Raleigh, North Carolina, as the case may be, the period of time commencing on the date upon which the renovation of such Hotel Property commences and ending on the date twelve (12) months after the date the renovation of such Hotel Property is substantially complete. Notwithstanding the foregoing, the Renovation Stabilization Period for the Savannah Property shall conclude no later than April 1, 2010.

SECTION 3.11. Amendment to Section 1.01. The definition of “Savannah Property” shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Savannah Property” means the Hotel Property owned by Savannah Hotel Associates, L.L.C. located in Savannah, Georgia.

SECTION 3.12. Amendment to Section 1.01. The definition of “Stabilization Period” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“Stabilization Period” means for each Eligible Property or Hotel Property, as the case may be, the period of time commencing on the date such Eligible Property or Hotel Property, as the case may be, is acquired by a Loan Party or Affiliate of a Loan Party and ending on the later of: (1) April 1, 2010 or (2) the earlier of the date (a) twelve (12) months after the date the renovation of such Eligible Property or Hotel Property, as the case may be, is substantially complete, or (b) thirty (30) months after the date such Eligible Property or Hotel Property, as the case may be, is acquired by a Loan Party or an Affiliate of a Loan Party.

SECTION 3.13. Amendment to Section 1.01. The definition of “Total Value” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“Total Value” shall be determined as of the end of each Fiscal Quarter and shall mean the sum of (a) cash and cash equivalents (including funds restricted for property capital improvements) of the Borrowers and their

Subsidiaries, determined on a consolidated basis, (b) the Asset Values of the Stabilized Hotel Properties; (c) the Asset Values of Newly Acquired Hotel Properties; (d) the Asset Values of Renovation Stabilized Hotel Properties; and (e) the Non-Core Investment Value.

SECTION 3.14. Amendment to Section 1.01. The definition of “Unrestricted Cash” shall be added to Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

“Unrestricted Cash” shall mean, as of any date of determination, the sum of the aggregate amount of cash not subject to or encumbered by any escrow, reserve, Lien or claim of any kind in favor of any Person.

SECTION 3.15. Amendment to Section 2.06(a). Section 2.06(a) of the Credit Agreement is amended and restated to read in its entirety as follows:

(a) “Applicable Margin” shall be determined quarterly based upon the Total Leverage Ratio (calculated as of the last day of each Fiscal Quarter), as follows:

Total Leverage Ratio	Euro-Dollar Advances and Letters of Credit	Base Rate Advances
Greater than 0.45	3.25%	1.0%
Less than or equal to .45	2.75%	1.0%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 50 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 50 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including August 1, 2007, to but excluding the Rate Determination Date next following August 1, 2007, the Applicable Margin shall be (A) 0% for Base Rate Advances, and (B) 2.125% for Euro-Dollar Advances and Letter of Credit Advances, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 95 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Rate Determination Date the

Borrower shall have failed to deliver to the Lenders the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrowers shall deliver to the Lenders the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrowers shall deliver to the Lenders annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the Total Leverage Ratio was more than 0.45 at all times during such period; provided that at the election of the Required Lenders, the principal amount of the Advances shall bear interest at the Default Rate. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Advance and in the fees applicable to each Letter of Credit on such Rate Determination Date; provided, that no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default is in existence on the Rate Determination Date.

SECTION 3.16. Amendment to Section 5.01(c). Section 5.01(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit M and with compliance calculations in form and content satisfactory to the Administrative Agent (a “Compliance Certificate”), of the chief financial officer of the Company (i) setting forth in reasonable detail on attached backup schedules the calculations required to establish whether the Loan Parties were in compliance with the requirements of Sections 5.03 through 5.11, inclusive, 5.14, 5.15, 5.19(a), 5.28, 5.35, 5.37 and 5.40 on the date of such financial statements, (ii) setting forth the identities of the respective Eligible Property Owners and Subsidiaries on the date of such financial statements, and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

SECTION 3.17. Amendment to Section 5.01. The following subsection is hereby added to Section 5.01 in appropriate order as follows:

(n) as soon as available and in any event within ten (10) days of the end of each month, the monthly calculation of the following for each

Hotel Property (including a comparison with the same month from the prior year): (i) room occupancy rates, (ii) average daily revenue per occupied room (as generally recognized in the hotel industry as “ADR”), (iii) revenue per available room and (iv) NOI;

SECTION 3.18. Amendment to Section 5.06(a). Section 5.06(a) of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.06. Restricted Payments. The Borrowers will not declare or make any Restricted Payment during any Fiscal Year, except that:

(a) the Company and the Operating Partnership may declare and make cash distributions to its shareholders and other equity owners, provided that (i) with regard to the first three Fiscal Quarters of any Fiscal Year of the Company, such cash distributions made by the Company per Fiscal Quarter shall not exceed the value of $.01 per share of Company voting common stock and such cash distributions made by the Operating Partnership per such Fiscal Quarter shall not exceed the value of $.01 per Operating Partnership unit; (ii) with respect to the final Fiscal Quarter of any Fiscal Year of the Company, such cash distributions made by the Company, when combined with all distributions for the first three Fiscal Quarters of such Fiscal Year, shall not exceed the minimum amount required to be distributed for the Company to remain in compliance with Section 5.38 and the Operating Partnership shall make no more than an equivalent per-unit distribution in cash to its equity owners; (iii) no Default or Event of Default shall exist at the time of such cash distributions or arise after giving effect to such cash distributions, (iv) such cash distributions are made without the creation of new Debt and without any amount of a Revolver Advance, and (v) with respect to the first three Fiscal Quarters of any Fiscal Year only, such cash distributions in the aggregate do not exceed the lesser of (y) the amount of $110,000 per Fiscal Quarter or (z) the amount of the Company’s gross income for the immediately preceding Fiscal Quarter. If the Company issues common stock or the Operating Partnership issues limited partnership units, such $110,000 limitation shall be increased by an amount of money equal to the number of shares of common stock issued or the number of limited partnership units issued, as the case may be, divided by the aggregate number of then issued and outstanding shares of Company common stock plus the number of issued and outstanding Operating Partnership limited partnership units times $110,000. However, if at any time no Default or Event of Default exists and the Company maintains (i) Liquidity of at least Ten Million Dollars ($10,000,000) and (ii) a minimum Debt Yield of 0.10, then notwithstanding the limitations in (i) through (v) above, the Company may declare and make an additional cash distribution to its shareholders or other equity owners, so long as the aggregate distributions made for the current Fiscal Quarter and the immediately preceding three Fiscal Quarters do not exceed 90% of Funds From Operations of the Company on a consolidated basis for any period of four consecutive Fiscal Quarters, provided that (x) the Company shall maintain Liquidity of at least Ten Million Dollars ($10,000,000) and a Debt Yield of 0.10 after giving effect to such cash distributions, and (y) no Default or Event of Default shall exist after giving effect to such cash distributions;

SECTION 3.19. Amendment to Section 5.07. Section 5.07 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.07. Maximum Total Leverage Ratio. The Total Leverage Ratio will not at any time exceed Sixty Two and One Half Hundredths (.625) for the period from January 1, 2009 to the Termination Date.

SECTION 3.20. Amendment to Section 5.28. Section 5.28 of the Credit Agreement is amended and restated to read in its entirety as follows:

SECTION 5.28. Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under capital leases) without the consent of the Administrative Agent and the Required Lenders, except for: (a) the Debt owed to the Lenders under the Loan Documents; (b) the Debt existing and outstanding on the Third Amendment Effective Date not in violation of the Loan Documents; (c) Long Term Limited Recourse Mortgage Loans; (d) Debt to refinance any of the foregoing, provided the amount of such Debt being refinanced is not being increased; and (e) Debt required to be incurred pursuant to Section 5.35.

SECTION 4. Equity Pledge Agreement. MHI Hospitality, L.P. shall pledge 100% of its membership interests in Laurel Hotel Associates LLC by the execution of an equity pledge agreement in a form substantially similar to Exhibit A attached hereto and incorporated by reference herein (“Laurel Equity Pledge Agreement”).

SECTION 5. Additional Borrowing Base Asset. The Borrowers request the addition of the Hotel Property located in Laurel, Maryland (“Laurel Property”) as a Borrowing Base Asset. The Laurel Property shall be included in the calculations of the Borrowing Base if: (a) the Borrowers comply with the procedures established in the Credit Agreement, including without limitation the submittal of the Mortgaged Property Diligence Package and the Mortgaged Property Support Documents with respect to the Laurel Property pursuant to Section 2.14 of the Credit Agreement; and (b) upon the acceptance of the Laurel Property as a Borrowing Base Asset by the Administrative Agent and the Lenders (as determined in their reasonable discretion pursuant to the Credit Agreement), the Borrowers cause Laurel Hotel Associates LLC to execute and deliver all documents required by the Credit Agreement, including without limitation, a

Joinder Agreement and the Collateral Documents as required by Section 5.25 of the Credit Agreement (including Mortgaged Property Security Documents securing at least Nine Million Dollars ($9,000,000)), in each case satisfactory to the Administrative Agent and the Lenders in all respects.

SECTION 6. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Lenders hereunder are subject to the following conditions, unless the Required Lenders waive such conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) receipt by the Administrative Agent from MHI Hospitality, L.P. of a duly executed Laurel Equity Pledge Agreement;

(c) receipt by the Administrative Agent of such amendments to the Loan Documents in form and content satisfactory to the Administrative Agent, and other documents and information, all as the Administrative Agent shall reasonably request;

(d) receipt by the Administrative Agent of all documents which the Administrative Agent may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Amendment and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation an Officer’s Certificate, signed by the Secretary, an Assistant Secretary, a member, manager, partner, trustee or other authorized representative of the respective Loan Party, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Amendment and other Loan Documents, and certifying whether or not any changes to the entity’s Organizational Documents have taken place since April 15, 2008, and certified copies of, if applicable, a certificate of the Secretary of State of such Loan Party’s state of organization as to the good standing or existence of such Loan Party; and a copy of the Organizational Action taken by the board of directors of the Loan Party or the members, managers, trustees, partners or other applicable Persons authorizing the Loan Party’s execution, delivery and performance of this Amendment;

(e) receipt by the Administrative Agent of an opinion of Baker & McKenzie, LLP and such other local counsel as the Borrowers may engage, as special counsel to the Loan Parties, dated as of the Third Amendment Effective Date, covering the execution of this Amendment by the Loan Parties and such additional matters as the Administrative Agent may reasonably request;

(f) the fact that the representations and warranties of the Borrowers and Guarantors contained in Section 8 of this Amendment shall be true on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true on and as of such earlier date; and

(g) All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 7. No Other Amendment. Except for the amendments set forth above and those contained in the First Amendment to Credit Agreement dated August 1, 2007 (“First Amendment”), the Second Amendment to Credit Agreement dated April 15, 2008 (“Second Amendment”) and the Amendment to Second Amendment to Credit Agreement dated August 15, 2008 (“Amendment to Second Amendment”) the text of the Credit Agreement shall remain unchanged and in full force and effect. On and after the Third Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by the First Amendment, the Second Amendment, the Amendment to Second Amendment and this Amendment. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement, the First Amendment, the Second Amendment, the Amendment to Second Amendment and this Amendment shall be construed together as a single agreement. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes. The Borrowers and Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, the Credit Agreement, as amended, and the other Loan Documents being hereby ratified and affirmed. The Borrowers and Guarantors hereby expressly agree that the Credit Agreement, as amended, and the other Loan Documents are in full force and effect.

SECTION 8. Representations and Warranties. The Borrowers and Guarantors hereby represent and warrant to each of the Lenders as follows:

(a) No Default or Event of Default under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived by the Lenders on the date hereof.

(b) The Borrowers and Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by them.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrowers and Guarantors and constitutes the legal, valid and binding obligations of the Borrowers and Guarantors enforceable against them in accordance with its terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment and the performance by the Borrowers and Guarantors hereunder does not and will not, as a condition to such execution, delivery and performance, require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrowers, or any Guarantor, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other Organizational Documents of the Borrowers, or any Guarantor or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any Borrower, or any Guarantor is party or by which the assets or properties of the Borrowers, and Guarantors are or may become bound.

(e) The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Secured Parties, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(f) The Laurel Property satisfies all of the requirements of the definition of Eligible Property under the Credit Agreement.

SECTION 9. MHI- Carlyle Joint Venture. The Administrative Agent and the Lenders are aware that Subsidiaries of the Company have entered into a joint venture qualifying as a Non-Core Investment with subsidiaries or affiliates of The Carlyle Group. The Borrowers and the Guarantors have provided a promissory note, guaranty and letter of instruction all dated February 9, 2009 (“Carlyle Documents”) to the Administrative Agent and the Lenders in connection with the joint venture and the financing thereof, including, without limitation, a loan from an affiliate of The Carlyle Group to a Subsidiary of the Company which loan is guaranteed by the Company, and the Administrative Agent and the Lenders hereby acknowledge the existence of the Carlyle Documents and consent to same.

SECTION 10. Post Third Amendment Effective Date Covenants. Within ten (10) days after the Third Amendment Effective Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received from the Loan Parties, in form and substance satisfactory to the Administrative Agent, opinions of legal counsel to the Loan Parties for each jurisdiction in which the Mortgaged Properties are located confirming that no amendment is required to any Mortgage as a result of this Amendment in order to continue the legal effect and enforceability of each of the Mortgages encumbering the Mortgaged Properties.

SECTION 11. Counterparts; Governing Law. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. This Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

SECTION 12. Effective Date. This Amendment shall be effective as of February 18, 2009 (the “Third Amendment Effective Date”). Notwithstanding the foregoing, the amendments to Part (A) of the definition of Eligible Property Value set forth in Section 3.05 of this Amendment shall take effect as of the earlier of: (i) the time a mortgage on the Laurel Property is recorded as contemplated by Section 5 of this Amendment, and (ii) thirty (30) days after the Third Amendment Effective Date. It shall be an Event of Default if the following materials related to the Laurel Property are not delivered to the Lenders within thirty (30) days of the Third Amendment Effective Date: (a) the Mortgaged Property Diligence Package, (b) the Mortgage Property Support Documents, (c) the Mortgaged Property Security Documents, including a recorded mortgage contemplated by Section 5 of this Amendment and (d) the execution and delivery by Laurel Hotel Associates LLC of all documents required by Section 5.25 of the Credit Agreement, including without limitation a Joinder Agreement and the Collateral Documents.

SECTION 13. Expenses. The Borrowers and Guarantors agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

SECTION 14. Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

SECTION 15. Consent by Guarantors. The Guarantors consent to the foregoing amendments. The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement as hereby amended, said Credit Agreement, as hereby amended, being hereby ratified and affirmed. In furtherance and not in limitation of the foregoing, the Guarantors acknowledge and agree that the “Guaranteed Obligations” (as defined in the Credit Agreement) include, without limitation, the indebtedness, liabilities and obligations evidenced by the Notes and the Loans made and Letters of Credit issued under the Credit Agreement as hereby amended. The Guarantors hereby expressly agree that the Credit Agreement, as hereby amended, is in full force and effect.

SECTION 16. Amendment Fee. On the date hereof, the Borrowers and Guarantors shall pay to the Administrative Agent for the ratable account of each approving Lender an amendment fee in an amount equal to the product of: (i) the amount of such Lender’s Revolver Commitment, times (ii) 0.25%.

SECTION 17. Waiver and Release. The Borrowers have delivered to the Lenders preliminary financial information related to the Company’s Fiscal Year ending December 31, 2008 and Compliance Certificates for the Company’s Fiscal Quarters ending September 30, 2008 and December 31, 2008. Based upon such information, the Lenders hereby waive compliance by the Borrowers, and waive any Default or Event of Default that may have arisen, in connection with the following: (i) the covenant contained within Section 5.07 of the Credit Agreement for the Company’s Fiscal Quarters ending September 30, 2008 and December 31, 2008, and (ii) the covenants contained within Section 5.06(a) of the Credit Agreement for the Company’s Fiscal Year ending December 31, 2008. This waiver does not operate as a waiver of any Credit Agreement provision other than as set forth above with respect to Section 5.07 and Section 5.06(a) and does not operate with regard to any other prior or future Fiscal Quarter or Fiscal Year of the Company.

Each Lender has been informed by the Administrative Agent or by the Borrower of the waiver set forth in this Section 17 and has been afforded an opportunity to consider the same. Each Lender has been supplied by the Borrowers or the Administrative Agent, to the extent requested, with sufficient information to enable such Lender to make an informed decision with respect to the waiver set forth in this Section 17.

The Borrowers and the Guarantors acknowledge that, except as waived in this Section 17, all of the rights, powers and remedies vested in the Lenders under the Credit Agreement continue to exist, and that the Lenders remain free to exercise any of the their rights, powers and remedies under the Credit Agreement at any time subject only to the terms, conditions and limitations set forth in the Credit Agreement and under applicable Law.

The waiver set forth in this Section 17 is limited to the matters set forth herein. Except as set forth in this Section 17, no past, present or future failure of the Lenders to exercise any rights, powers or remedies under the Credit Agreement or any other Loan Document shall operate as or be construed to be a waiver of (i) any right, power or remedy of the Lenders or (ii) any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other Loan Document. The Lenders may, subject to the waiver set forth in this Section 17 and any limitations contained in the Credit Agreement and the other Loan Documents and applicable Law, exercise any such right, power or remedy at any time. Furthermore, nothing in this Section 17 shall be deemed to limit, estop or otherwise restrict or prohibit the Lenders from exercising any of their rights or remedies under the Credit Agreement, any other Loan Document, or under applicable Laws or principles of equity with respect to the occurrence of any Default or Event of Default other than those expressly waived in this Section 17, all of which rights and remedies are specifically hereby reserved. The waiver set forth in this Section 17 shall not constitute a course of dealing or a waiver of the Lenders’ right to withhold their consent for any similar request in the future.

Each of the Borrowers and the Guarantors acknowledge, represent and agree that none of the Borrowers or the Guarantors have any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Advances or with respect to any acts or omissions of the Administrative Agent or any Lender, or any past or present officers, agents or employees of the Administrative Agent or any Lender, and each of the Borrowers and the Guarantors does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

MHI HOSPITALITY, L.P.
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

MHI HOSPITALITY TRS HOLDING, INC.

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

MHI HOSPITALITY TRS, LLC a Delaware limited liability company

By:	MHI Hospitality TRS Holding, Inc.,
A Maryland Corporation, its sole member

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

MHI GP LLC
By:	MHI Hospitality, LP, its sole member
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

PHILADELPHIA HOTEL ASSOCIATES LP
By:	MHI GP LLC, General Partner
By:	MHI Hospitality, LP, its sole member
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

BROWNESTONE PARTNERS, LLC
By:	MHI Hospitality, LP, its sole member
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

LOUISVILLE HOTEL ASSOCIATES, LLC

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Manager

TAMPA HOTEL ASSOCIATES LLC

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Manager

BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Michael F. Skorich	(SEAL)
Name:	Michael F. Skorich
Title:	Senior Vice President

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KEYBANK NATIONAL ASSOCIATION

By:	/s/ Andrew K. McKown	(SEAL)
Name:	Andrew K. McKown
Title:	Vice President

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MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Jeffrey Prather	(SEAL)
Name:	Jeffrey Prather
Title:

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